Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT
This Technology License Agreement (hereinafter referred to as the “Agreement”), is entered into as of the 1st day of July, 2011 by and between Pure Motion, Inc., a Texas corporation (“PURE MOTION”), and League Now, a Florida corporation (“LEAGUE NOW”).  PURE MOTION and LEAGUE NOW are sometimes collectively referred to as the “Parties”, and individually as the “Party”.

RECITALS:

WHEREAS, PURE MOTION is the owner of all rights in and to certain proprietary motion technology more specifically titled The Optimal Motion Instructor or TOMI (“Technology”); and

WHEREAS, LEAGUE NOW desires to acquire from PURE MOTION and PURE MOTION desires to grant to LEAGUE NOW the exclusive right and license to distribute, utilize and sell the Technology on the terms set forth in this Agreement; and

NOW, THEREFORE, in consideration for the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.           License Grant

1.1           Grant of License.  Subject to the terms of this Agreement, PURE MOTION hereby grants to LEAGUE NOW an exclusive license (“License”) to sell, use, distribute and exploit the Technology, excluding the source code and object code of the Technology, throughout the United States solely within the medical device field for a period of twelve (12) months.  Following the first twelve (12) months of the Agreement, the license shall become non-exclusive and PURE MOTION may exploit the Technology for competing purposes.

1.2           No Right of Assignment or Change in Ownership.  The license granted by PURE MOTION to LEAGUE NOW may not be sold, transferred or assigned by LEAGUE NOW.

2.           Royalties.

2.1           Initial License Fee.  In consideration for the License granted it herein, LEAGUE NOW will pay PURE MOTION, in United States currency, an Initial License Fee of One Thousand Dollars ($1000.00).

2.2           Continuing License Fees.  LEAGUE NOW will also pay PURE MOTION, during the continuance of this Agreement, a Continuing License Fee of ten percent (10%) of the “Gross Revenues” from exploitation of the Technology by LEAGUE NOW, which term will mean the gross revenues from exploitation of the Technology by LEAGUE NOW as determined on an accrual basis using generally accepted accounting principles.  LEAGUE NOW, within Sixty (60) days after the end of each quarter, each and every year, will furnish to PURE MOTION written reports pursuant to Section 8, specifying the net profits of sales of the Technology by LEAGUE NOW during the preceding quarter.  LEAGUE NOW's remittance for the full amount of payments due for that quarter will accompany the reports.

2.3           Best Efforts.  LEAGUE NOW shall use its best efforts to promote and market the Technology and to maximize royalty payments to PURE MOTION pursuant to Section 2.  ''Best efforts'' means, with respect to a given goal, the efforts consistent with the practice of comparable technology companies with respect to similar products of comparable market potential that a reasonable person in the position of LEAGUE NOW would use so as to achieve that goal as expeditiously as possible.

4.           Term and Termination.

4.1           Term.  The term of this Agreement will commence upon the date LEAGUE NOW pays the Initial License Fee pursuant to Section 2.1 and will continue for twelve (12) months and automatically renew annually thereafter unless terminated earlier pursuant to the terms of this Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at the sole and exclusive option of PURE MOTION prior to the scheduled expiration date if LEAGUE NOW is in default of this Agreement.  LEAGUE NOW hereby acknowledges that upon the expiration of the first twelve (12) month term, the License will be converted to a nonexclusive license.

4.2           Early Termination.  PURE MOTION may terminate this Agreement at any time following an “Event of Default.”  For purposes of this Agreement, the term “Event of Default” will mean: (a) LEAGUE NOW files a petition or otherwise seeks protection under applicable bankruptcy laws, makes an assignment for the benefit of creditors, has a receiver or trustee appointed, or is insolvent; (b) LEAGUE NOW fails to pay in full any amount due pursuant to Section 2; (c) any sale, transfer, or relinquishment, voluntary or involuntary, by operation of law or otherwise of any material interest in the direct or indirect ownership or change in the management of LEAGUE NOW; or (d) LEAGUE NOW materially breaches any term or condition of this Agreement.  Upon termination pursuant to this Section 4.2, the remaining unpaid balance of Continuing License Fees will immediately be due and payable.

4.3           Duties upon Termination.  Upon termination or expiration of the term of this Agreement (“Termination”) all of LEAGUE NOW’s rights under the License will terminate.  Upon Termination, LEAGUE NOW agrees to discontinue manufacturing and marketing any Licensed Products and within Thirty (30) days of Termination, provide to PURE MOTION an accounting containing the detail provided in Section 8 of this Agreement and accompanied by a final payment in accordance with the terms of Section 2 above.

5.           Indemnification.

5.1           Indemnification of LEAGUE NOW.  PURE MOTION agrees, at its expense, to defend and indemnify LEAGUE NOW from, and to pay any judgment for, any suit, claim or proceeding against LEAGUE NOW alleging that any portion of the Technology infringes any patents or copyrights of a third party issued in the United States, provided that PURE MOTION is promptly notified in writing of any claim, given all reasonable assistance required, and permitted to direct the defense.  Either Party will have the right to engage separate counsel, at its own expense, to monitor and advise the other Party about the status and progress of the defense.  PURE MOTION will have no liability for settlements or costs incurred without its consent.  For purposes of this Section, LEAGUE NOW waives any conflict of interest which may prohibit PURE MOTION from retaining one law firm to represent both LEAGUE NOW and PURE MOTION in any matter in which indemnification by PURE MOTION is required.

5.2           Indemnification of PURE MOTION.  LEAGUE NOW agrees, at its expense, to defend and indemnify PURE MOTION from, and to pay any judgment for, any suit, claim or proceeding against PURE MOTION alleging injury or damage based on any representation by or on behalf of LEAGUE NOW, any acts or omissions of LEAGUE NOW or any of its respective agents, representatives or employees, or any unauthorized use of the Technology by or on behalf of LEAGUE NOW, provided that LEAGUE NOW is promptly notified of any claim.  Either Party will have the right to engage separate counsel, at its own expense, to monitor and advise the other Party about the status and progress of the defense.  LEAGUE NOW will have no liability for settlements or costs incurred without its consent.

6.           Representations and Warranties of PURE MOTION.  PURE MOTION represents and warrants that it is the lawful owner of the Technology and that it has the power and authority to grant the license to LEAGUE NOW as set forth in this Agreement.

7           Ownership Rights and Confidentiality.

7.1           Ownership Rights.  PURE MOTION owns all title and all proprietary rights, including without limitation, copyrights, patents and trade secrets rights, the Technology, and any derivations thereof in any form free and clear of claims, and subject to the terms of this License.

7.2           Obligations to Observe Confidentiality.  Although PURE MOTION will be under no obligation to disclose to LEAGUE NOW any confidential information, to the extent that PURE MOTION discloses to LEAGUE NOW any confidential information, LEAGUE NOW will:

(i)           Observe complete confidentiality with regard to the confidential information and will protect it using at least the same degree of care it uses to protect its own proprietary and confidential information, but in no event less care than a reasonably prudent business person would take in a like or similar situation;

(ii)           Not disclose or permit any third person or entity access to the confidential information without PURE MOTION’s prior written consent; and

(iii)           Ensure that employees of LEAGUE NOW who receive access to any confidential information are advised of the confidential and proprietary nature thereof and of their obligation to maintain its secrecy.

7.3.           Disclosure as Breach.  LEAGUE NOW agrees that any disclosure of confidential or proprietary information relating to the Technology to a third party constitutes a material breach of this Agreement and shall terminate the license granted by this Agreement.

8.           Accounting and Audit Rights.

                                8.1           Written Reports.  Within Sixty (60) days after the end of each calendar quarter, LEAGUE NOW will deliver to PURE MOTION a written accounting certified by an authorized officer of LEAGUE NOW which will set forth the net profits from sales of the Technology for the quarter.  LEAGUE NOW will also cause its independent accountants to provide PURE MOTION with a certificate within One Hundred Twenty (120) days after the end of each calendar year of this Agreement certifying the accuracy of the written reports delivered by LEAGUE NOW to PURE MOTION during the preceding calendar year.

8.2           LEAGUE NOW Books Of Account.  LEAGUE NOW will keep in its principal place of business complete and accurate books of account relating to the revenues generated and profits resulting from the Technology.  In order to assist in verification of the accounting information delivered to PURE MOTION, such books of account will, without limitation, include all information reasonably necessary to determine the amounts owing to PURE MOTION hereunder.

8.3           Financial Audit.  Upon Five (5) days prior written notice to LEAGUE NOW, PURE MOTION may audit the books and records of LEAGUE NOW to determine the sufficiency of LEAGUE NOW’s payments hereunder.  Any such audit will take place during normal business hours at LEAGUE NOW’s principal business location and will be conducted in a manner that does not unreasonably disrupt the business operations of LEAGUE NOW.  PURE MOTION will bear the expense of any such audit unless such audit reveals that the amount paid by LEAGUE NOW hereunder with respect to any calendar quarter will be more than four percent (4%) less than the amount that should have been paid by LEAGUE NOW, in which event (i) the cost of such audit will be borne by LEAGUE NOW, and (ii) LEAGUE NOW will immediately pay the deficiency plus a penalty equal to Twenty-five percent (25%) of the deficiency.

9.           Miscellaneous.

9.1           Notices.  All notices or other communications required hereunder will be in writing and delivered first by facsimile followed by regular mail, and will be deemed delivered upon receipt of a telefax confirmation printed by the sender’s telefax machine. All notices will be sent to:

If to the Company:
League Now Holdings Corporation
Attn: James Pregiato
4075 Carambola Circle North
Coconut Creek, Florida 33066
Tel:
Email:  leaguenow@gmail.com

If to Pure Motion and Pure Motion Holders:
Pure Motion, Inc
Attn: Mario Barton
5601 W. Spring Parkway
Plano, TX 75021
Tel:  (602) 432-4620

9.2           Integration.  This Agreement constitutes the entire understanding and agreement between PURE MOTION and LEAGUE NOW with respect to the transactions contemplated herein and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein.  This Agreement will not be modified, amended or in any way altered except by an agreement in writing signed by authorized representatives of the Party to be bound.

9.3           Choice of Law and Forum.  This Agreement will be construed and enforced in accordance with the laws of the State of California.  Any action or proceeding brought by PURE MOTION or LEAGUE NOW against the other arising out of or related to this Agreement will be brought in a State or Federal court of competent jurisdiction located in the County of Orange, State of California, and LEAGUE NOW hereby submits to the in personam jurisdiction of such courts for purposes of any such action or proceeding.

9.4           No Joint Venture.  Nothing contained herein will be deemed to create a joint venture or partnership or agency relationship between PURE MOTION and LEAGUE NOW.  Neither Party will have the right or authority to, and each Party will not, assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner.

9.5           Severability.  If any provision hereof is found invalid or unenforceable pursuant to a judicial decree or decision, the remainder of this Agreement will remain valid and enforceable according to its terms.  Without limiting the foregoing, it is expressly understood and agreed that each and every provision of this Agreement which provides for a limitation of liability or damages, disclaimer of warranties, indemnification of a Party or exclusion or limitation of damages or any other remedies is intended by the Parties to be severable and independent of any other provision and to be enforced as such.  Further, it is expressly understood and agreed that if any remedy hereunder is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages or other remedies set forth herein will remain in effect.  Moreover, where any provision herein has been adjudicated to exceed the maximum force allowable by law, the court will interpret such provision as providing the maximum allowable protection provided by law.

9.6           Attorneys’ Fees.  The prevailing Party in any action or proceeding between PURE MOTION and LEAGUE NOW arising out of or related to this Agreement will be entitled to recover from the other Party all of its costs and expenses including, without limitation, its actual attorneys’ fees and costs incurred in connection with such action, including any appeal of such action.

9.7           Nonwaiver. PURE MOTION and LEAGUE NOW agree that no failure to exercise, and no delay in exercising any right, power, or privilege under this Agreement on the part of either Party shall operate as a waiver of any right, power, or privilege hereunder.  PURE MOTION and LEAGUE NOW further agree that no single or partial of any right, power, or privilege under this Agreement shall preclude further exercise thereof.

9.8           Amendments.  PURE MOTION and LEAGUE NOW agree that this Agreement shall be modified only by a written agreement duly executed by persons authorized to execute agreements on their behalf.

9.9           Authority.  Each person executing this Agreement on behalf of a Party has the authority of the entity to execute this Agreement.

9.10           Time Is Of The Essence.  Both Parties agree that time is of the essence with respect to each and every term and provision set forth in this Agreement.

9.11           Recitals Incorporated.  The foregoing recitals are incorporated herein by reference and made a part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first set forth above.

PURE MOTION, INC.

By:
Chairman

LEAGUE NOW

By:	/s/